M

LAUNCHING NOW

ELIZABETH PEYTON



Amid her ongoing market momentum, we're offering a Peyton portrait with major museum provenance.

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New Records & Price Levels

PEYTON'S MARKET MOMENT

Elizabeth Peyton finished 2025 with a career-high $12.4mm in auction turnover, led by a $2.9mm record in November. We believe she's firmly entered a new tier of collector demand at auction.


Final Sale Price (2025):
$2,881,000

Documented Track Record on Platform

OUR RECENT PEYTON EXIT

In March 2026, we successfully exited Masterworks 507 featuring Elizabeth Peyton, which delivered investors a 22.9% total net return after a holding period of 17 days.

EXIT DETAILS



Original Offering Size:
$1,166,000

Sale Price:
$1,500,000

Held For:
17 days

Profit from a $10,000 Investment:
$2,290, Net of Fees

Past performance not indicative of future returns.

Attractive Provenance

EXHIBITED AT MOMA & OTHERS

Our portrait, *Max*, features the son of Peyton's earliest gallery advocate, Gavin Brown, and was featured in exhibitions at the MoMA, New Museum, Walker Art Center, Whitechapel Gallery, and Bonnefantenmuseum.

We believe this kind of compelling provenance will attract collector demand when we look for a seller long-term.



Our offering, center, at "Projects 60: John Currin, Elizabeth Peyton, Luc Tuymans" at the Museum of Modern Art, June 26, 1997–September 9, 1997.

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MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

The Sugar Shack (1976) and #3 auction record not included in set of similar sales to live offering (Masterworks 543). Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Previous Masterworks exit featuring artwork by Ernie Barnes not included in set of similar sales to live offering (Masterworks 543). Masterworks has offered investments in over 500 works and realized illustrative total net returns of 15%, 17%, and 19% on works held less than one year (not inclusive of unsold works which may be lower).

Museums, individuals, and institutions referenced are not investors in Masterworks offerings. Their affiliation with artists is not an endorsement of Masterworks. Use of names and brands is for identification purposes only.

"Progress" reflects the percentage of the total offering for which investors have initiated a subscription on the website's buyflow. This includes subscriptions that have closed for which shares have been issued, subscriptions that have been funded, but are not yet closed, subscriptions that been signed (i.e. reserved), but not yet funded and subscriptions that have been initiated whereby a person has entered the number of shares and amount they wish to purchase, but has not yet completed the subscription. Since some of these potential investors will ultimately not complete the purchase, the progress percentage always reflects the higher end of the range of subscriptions received at any given point in time.

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